ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

(CUSTODY AGREEMENT)

(this “Agreement”)

dated as of May 22, 2019 among:

OPPENHEIMER STEELPATH MLP FUNDS TRUST, NOT INDIVIDUALLY, BUT ON BEHALF OF

EACH OF THE SERIES THEREOF LISTED UNDER THE “ASSIGNOR” COLUMN ON ANNEX I

HERETO (individually each, “Assignor”),

EACH OF THE ENTITIES LISTED UNDER THE “ASSIGNEE” COLUMN ON ANNEX I HERETO

OPPOSITE THE NAME OF AN APPLICABLE ASSIGNOR, SEVERALLY AND NOT JOINTLY

(individually each, “Assignee”), and

UMB Bank, n.a. (“Custodian”)

WHEREAS, Assignor and Custodian have entered into a Custody Agreement dated as of December 27, 2011 (together with any exhibits and schedules thereto, all as amended, restated, supplemented or otherwise modified from time to time, collectively, the “Assigned Agreement”) and, in connection therewith, Custodian has opened one or more securities accounts and/or other asset accounts, which may include cash and/or other property, in the name of Assignor (collectively, including all sub-accounts thereof opened and maintained for Assignor by sub-custodians of Custodian, but excluding any collateral accounts or special custody accounts opened and maintained for Assignor by Custodian pursuant to one or more control agreements or special custody account agreements, the “Accounts”) in order to maintain custody of the assets of Assignor on deposit in or credited to such Accounts as provided in the Assigned Agreement; and

WHEREAS, pursuant to an Agreement and Plan of Merger dated as of October 17, 2018, Invesco Ltd. will acquire OppenheimerFunds, Inc. and each of its investment advisory subsidiaries and become the direct or indirect parent thereof (the “Invesco-OppenheimerFunds Acquisition”); and

WHEREAS, in connection with the Invesco-OppenheimerFunds Acquisition, the assets and liabilities of each Assignor will be acquired and assumed by its corresponding Assignee upon the satisfaction or waiver of all conditions to closing in the related transaction documents and, accordingly, with effect from and including the relevant Transfer Date (as defined in Section 4 below), Assignor desires to assign to Assignee, and Assignee desires to assume from Assignor, all of Assignor’s right, title and interest in and to, and obligations with respect to, the Assigned Agreement and all Accounts, including with respect to any related security entitlements, as more particularly set forth herein.

Accordingly, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	DEFINITIONS.

All capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings provided to them in the Assigned Agreement.

2.	ASSIGNMENT; ASSUMPTION; AMENDMENT.

Upon the terms and conditions set forth in this Agreement, as of the Transfer Date:

(a)	Assignor hereby grants, conveys, transfers and assigns to Assignee all of Assignor’s right, title and interest in, to and under the Assigned Agreement, all Accounts and all securities, cash and any other assets on deposit in or credited thereto, including with respect to any related security entitlements (collectively, the “Assigned Assets”); and

(b)

Assignee hereby accepts the assignment set forth in the immediately preceding sub-paragraph (a) and hereby assumes and agrees to duly and timely perform all duties, responsibilities, liabilities and obligations arising pursuant to the terms of the Assigned Agreement; and

(c)

Custodian agrees and consents to the assignment and assumption with respect to the Assigned Agreement and other Assigned Assets set forth in sub-paragraphs (a) and (b) above and all other transactions contemplated by this Agreement, and Custodian acknowledges the assignment of the Assigned Assets and, accordingly, Custodian agrees that Assignee is customer and entitlement holder with respect to the Accounts and all securities, cash and any other assets credited thereto or deposited therein and any related security entitlements; and

(d)	Custodian agrees (for the avoidance of doubt) to continue to act as the custodian of all assets held in each of the Accounts, as provided in the Assigned Agreement; and

(e)	Each of Assignor and Custodian acknowledges Assignee’s succession to all of Assignor’s right, title and interest in the Assigned Assets; and

(f)

The list of persons who have been authorized by Assignee to act as “Authorized Persons,” as defined in Section 3 of the Assigned Agreement, is hereby replaced with the list of Authorized Persons set forth on Annex II hereto;

(g)

Appendix B to the Assigned Agreement shall be amended and restated to appear as set forth in Appendix B to this Agreement (or as may be otherwise separately agreed in writing among Assignor, Assignee and Custodian, which may include each such party’s confirmation of agreement to the others by e-mail, to reflect that the Transfer Date with respect to other assignors and assignees contemplated hereunder has not yet occurred); and

(h)

Custodian shall: (i) update its books and records to indicate that Assignee is the owner of the Accounts; (ii) rename each Account to be in the name of Assignee; and (iii) take such other operational and administrative actions necessary to effectuate the transactions contemplated herein; and

(i)	The following provision is hereby added to the end of Section 10 of the Assigned Agreement:

Notwithstanding the foregoing, each Fund, pursuant to the terms of an exemptive order effective December 21, 1999 (Investment Company Act Release No. 24212, File 812-11402 (the “Exemptive Order”)), which permits loans (“Interfund Loans”) from any fund advised by Invesco Advisers, Inc. (“Invesco”) or any entity controlling, controlled by or under common control with Invesco, including the Funds (the “Invesco Funds”), to any other of the Invesco Funds (the “lnterfund Lending Program”), has entered into an interfund lending agreement, dated as of December 21, 2016 (the “Credit Facility”), so that each Fund may (i) borrow funds from time to time for temporary purposes (each Fund acting in such capacity, a “Borrower”) and (ii) loan funds from time to time to any such Borrower (each Fund acting in such capacity, a “Lender”), each in accordance with the terms of the Credit Facility.

Under the terms of the Exemptive Order, a Borrower may only borrow on an unsecured basis through the Credit Facility if there is no secured loan outstanding from any other lender. Accordingly, the Custodian agrees that, upon its receipt of written notice from a Borrower that the Borrower intends to borrow on an unsecured basis from a Lender in accordance with the terms of the Interfund Lending Program, the Custodian shall waive any and all security interests, including any first priority security interest of the Custodian, in the Borrower’s assets for seven (7) business days, measured from the Borrower’s receipt of the Interfund Loan, unless shareholder redemptions during the pendency of such Interfund Loan exceed ten percent (10%) of the Borrower’s net assets, in which event the Custodian’s security interests, including any first priority security interest of the Custodian in a Fund’s assets shall be automatically reinstated with no further action by the Custodian. For avoidance of doubt, the foregoing waiver shall not apply to Interfund Loans made on a secured basis.

For further avoidance of doubt, (i) each such waiver shall be automatic and not require the execution and delivery of any instrument of release or other action by the Custodian to be effective (provided, however, that the Custodian shall reasonably cooperate with any request made by the Borrower at any time or times for specific written or other confirmation of any such waiver in any instance), (ii) each such waiver shall occur whether or not there may at the time be outstanding obligations owing to the Custodian that are (or without such waiver would be) secured by a security interest of the Custodian in the Borrower’s assets (provided, however, that the Borrower shall endeavor to satisfy any such outstanding obligations prior to its receipt of the Interfund Loan), and (iii) written notice(s) of borrowing under the lnterfund Lending Program may be given to the Custodian by the Borrower on multiple occasions at any time or times so long as this letter remains in effect, pursuant to the foregoing sentence.

In addition, for purposes hereof, the Custodian shall be deemed to receive any such notice of a borrowing under the Interfund Lending Program when the same is sent by facsimile or by other electronic transmission (including e-mail) to the Custodian at the following address (or such other facsimile or electronic address as the Custodian may hereinafter designate by written notice to the Borrower):

UMB Bank, N.A.

928 Grand Blvd., 10th Floor

Kansas City, Missouri 64106

Attn: Peter Bergman

Telephone: 816-860-1142

                   816-860-4869

(j)	Notices to Assignee as Fund pursuant to Section 15 of the Assigned Agreement shall be sent to the following address:

[Name of Fund]

c/o Invesco Advisers, Inc.

11 Greenway Plaza, Suite 2500

Houston, Texas 77046

Attention: Legal Department

Facsimile No.: 713-623-0832

Telephone No.: 713-214-1667

3.	RELEASE.

Upon the terms and conditions set forth in this Agreement, as of the Transfer Date, Custodian and Assignor are each hereby released and discharged from further obligations to each other with respect to the Assigned Agreement and their respective rights against each other thereunder are cancelled, except that the representations and warranties set forth in Section 5 below shall survive such cancellation. For the avoidance of doubt, any accrued obligations pursuant to the Assigned Agreement that remain unsatisfied and not waived as of the Transfer Date shall not terminate but remain in place between Custodian and Assignee, from and after the Transfer Date, until such obligations are satisfied or waived.

4.	EFFECTIVENESS.

The assignment and assumption of the Assigned Agreement and other Assigned Assets, and the release and amendments described in Sections 2 and 3 above, shall each become effective as of the date to be notified by Invesco Advisers, Inc. (“Invesco”) and Oppenheimer SteelPath MLP Funds Trust (“Oppenheimer”) to Custodian (which notice may be by email) (the “Transfer Date”). Invesco and Oppenheimer shall provide Custodian with notice of the intended Transfer Date, as well as any rescheduled Transfer Date, at least three (3) business days in advance thereof.

If the Transfer Date does not occur before October 25, 2019 or such later date as agreed to in writing by Assignor, Assignee and Custodian, which may include each such party’s confirmation of agreement to the others by e-mail, this Agreement shall terminate on such date without further action by the parties.

5.	REPRESENTATIONS AND WARRANTIES.

On the date of this Agreement and on the Transfer Date:

(a)	Each party represents and warrants to the other parties hereto that:

(i)

it is duly authorized to execute and deliver this Agreement, to enter into the transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance;

(ii)

as of the Transfer Date, it has obtained all authorizations of any governmental body required in connection with its execution, delivery and performance of this Agreement, and such authorizations are in full force and effect; and

(iii)

its execution, delivery and performance of this Agreement will not violate any law, ordinance, charter, by-law or rule applicable to it or any agreement by which it is bound or by which any of its assets are affected.

(b)	Assignor represents and warrants to Assignee and Custodian that:

(i)

it has made no prior transfer (whether by way of security or otherwise) of any interest or obligation in or under the Assigned Assets, other than (a) as contemplated in the Assigned Agreement or in any control agreement or special custody account agreement to which Assignor and Custodian are parties; or (b) in connection with certain secured credit facilities that have been approved by Assignor’s board of directors/trustees, pursuant to which Assignor has pledged some or all of the Assigned Assets to lenders under those facilities; and

(ii)

as of the Transfer Date, all rights and obligations of Assignor pursuant to the Assigned Agreement and required to be performed on or before the Transfer Date have been fulfilled or are being transferred and assigned to Assignee hereunder.

6.	ASSUMPTIONS REGARDING STRUCTURE.

(a)

For the sake of construction, if any Assignor or Assignee constitutes a series or portfolio of an investment company registered under the Investment Company Act of 1940 (as amended), it is understood and agreed that such investment company acting on behalf of such series or portfolio (as applicable) shall constitute the relevant Assignor or Assignee (as applicable) hereunder and all references to such Assignor or Assignee (as applicable) in this Agreement shall be deemed to mean such investment company acting on behalf of such series or portfolio (as applicable). No other separate series or portfolio (as applicable) of the investment company shall have any liability for the obligations of such series or portfolio (as applicable).

(b)

It is further acknowledged and agreed that the obligations of each Assignor and Assignee listed on Annex I hereto are several and not joint, and that this Agreement has been executed as a single agreement as a matter of convenience but shall be construed as separate and distinct agreements among each entity designated as an “Assignor” on Annex I, each entity designated as the “Assignee” to such Assignor on Annex I and Custodian. Upon the effectiveness of the assignment and assumption contemplated herein, the Assigned Agreement shall constitute a separate and distinct agreement between each entity designated as an “Assignee” on Annex I and Custodian. In no event will any entity listed on Annex I hereto have any liability for the obligations of any other entity so listed on Annex I, except that as of the applicable Transfer Date each entity designated as an “Assignee” on Annex I will assume the obligations of the entity designated as its applicable “Assignor” on Annex I as specified herein.

7.	FURTHER ASSURANCES.

From time to time after the date first listed above, without additional consideration, each party hereto will (or, if appropriate, cause its affiliates to) execute and deliver such further instruments and take such other action as may be necessary or reasonably requested by another party to make effective the assignment, transfer, and assumption of the Assigned Assets contemplated by this Agreement and to provide each other party with the intended benefits of this Agreement.

8.	MISCELLANEOUS.

(a)	Binding Effect. The provisions of this Agreement are binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.

(b)	Inconsistency. In the event of any conflicts or inconsistencies between the provisions of the Assigned Agreement and the provisions of this Agreement, the provisions of this Agreement shall control.

(c)	Headings. The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

(d)

Counterparts. This Agreement, and any Annex attached hereto, may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of an Adobe® “pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “pdf” signature page was an original thereof.

(e)

Costs and Expenses. Each party hereto shall pay its own costs and expenses (including legal fees) incurred in connection with this Agreement and as a result of the negotiation, preparation and execution of this Agreement.

(f)

Amendments. No amendment or modification in respect of this Agreement will be effective unless in writing and, except where amendment or modification is expressly permitted herein by e-mail confirmation among Assignor, Assignee and Custodian, each such amendment or modification must be executed by each of the parties. No waiver of any of the provisions of this Agreement shall be valid unless the same is in writing and is signed by the party against which it is sought to be enforced.

(g)	Governing Law; Submission to Jurisdiction; Waiver of Immunity; Jury Trial Waiver.

(i)

This Agreement shall be governed by the laws of the State of New York without giving effect to the conflicts of law principles thereof that would require application of the law of a different jurisdiction.

(ii)

Each party irrevocably and unconditionally (A) submits to the exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to the transactions contemplated hereunder, (B) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile and (C) agrees to bring any suit, action or proceeding solely in any such court (except any suit, action or proceeding to enforce a judgment from such court).

(iii)

To the extent that a party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any transaction contemplated under this Agreement.

(iv)	EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH, THIS AGREEMENT.

[Signature page follows]

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first listed above.

UMB BANK, N.A.		OPPENHEIMER STEELPATH MLP FUNDS TRUST, NOT INDIVIDUALLY, BUT ON BEHALF OF EACH OF THE SERIES THEREOF LISTED UNDER THE [14] ASSIGNOR” COLUMN ON ANNEX I HERETO

By:	/s/ Pete Bergman	By:	/s/ Brian Peterson
Name:	Pete Bergman	Name:	Brian Peterson
Title:	SVP	Title:	Treasurer

EACH OF THE ENTITIES LISTED UNDER
THE “ASSIGNEE” COLUMN ON ANNEX I
HERETO, SEVERALLY AND NOT JOINTLY

By: Invesco Advisers, Inc., as its investment
adviser and agent

By:	/s/ Jeffrey Kupor
Name:	Jeffrey Kupor
Title:	Senior Vice President

ANNEX I

List of Assignors and Assignees

Assignor	Assignee
Oppenheimer Steel Path MLP Select 40 Fund	Invesco Oppenheimer SteelPath MLP Select 40 Fund

Oppenheimer SteelPath MLP Alpha Fund	Invesco Oppenheimer SteelPath MLP Alpha Fund

Oppenheimer SteelPath MLP Income Fund	Invesco Oppenheimer SteelPath MLP Income Fund

Oppenheimer SteelPath MLP Alpha Plus Fund	Invesco Oppenheimer SteelPath MLP Alpha Plus Fund

I-1

ANNEX II

List of Authorized Persons

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

APPENDIX B

The following open-end management investment companies (“Funds”) are hereby made parties to the Custody Agreement dated December 27, 2011, with UMB Bank, n.a. (“Custodian”), and agree to be bound by all the terms and conditions contained in the Custody Agreement:

Fund Name
Invesco Oppenheimer SteelPath MLP Select 40 Fund

Invesco Oppenheimer SteelPath MLP Alpha Fund

Invesco Oppenheimer SteelPath MLP Income Fund

Invesco Oppenheimer SteelPath MLP Alpha Plus Fund

B-1